Exhibit 5.1

August 6, 2013

Spectrum Pharmaceuticals, Inc.

11500 South Eastern Avenue, Suite 240

Henderson, Nevada 89052

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as legal counsel in connection with the preparation of your Registration Statement on Form S–3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale under the Act by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 3,000,000 shares (the “Shares”) of common stock, $0.001 par value, of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”) issued by the Company to the Selling Stockholders.

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based on such examination and the foregoing, and in reliance thereon, we advise you that, in our opinion, the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Respectfully submitted,

/s/ STRADLING YOCCA CARLSON & RAUTH